Exhibit 99.1
Crystal River Capital, Inc.
Three World Financial Center
200 Vesey Street, 10th Floor
New York, New York 10281-1010
FOR IMMEDIATE RELEASE
MONDAY, NOVEMBER 13, 2006

Crystal River’s management will host a dial-in teleconference to review its third quarter 2006 results on Tuesday, November 14, 2006, at 9:00 a.m. (EDT). The teleconference can be accessed by dialing 877-502-9272 or 913-981-5581 (International). A replay of the recorded message will be available through Saturday, November 18, 2006. The replay can be accessed by dialing 888-203-1112 or 719-457-0820 (International) and entering passcode 7049735. A webcast of the recorded call will be available at http://ir.crystalriverreit.com.
CRYSTAL RIVER CAPITAL, INC. REPORTS THIRD QUARTER 2006 RESULTS
NEW YORK, NY—November 13, 2006—Crystal River Capital, Inc. (“Crystal River” or the “Company”) (NYSE: CRZ) today announced its earnings results.
Third Quarter 2006 Highlights
•	Completed initial public offering of 7.5 million shares at a price of $23 per share

•	Distribution of $0.60 per common share declared for the quarter ended September 30, 2006

•	Net income of $11.3 million, or $0.50 per share

•	Operating earnings totaled $12.9 million, or $0.57 per share, a 54% increase over Q3 2005 and a 16% increase over Q2 2006

•	Annualized return on equity (operating income) of 10.23%, compared to 8.44% for Q3 2005 and 11.77% Q2 2006

•	Net interest and dividend income of $16.2 million, or $0.72 per share, a 48% increase over Q3 2005 and 17% increase over Q2 2006

•	Net book value per share of $21.97 at September 30, 2006, compared to $22.60 at September 30, 2005 and $21.32 at June 30, 2006
“Since the launch of our initial public offering in August, our top priority has been a measured deployment of IPO proceeds,” said Clifford Lai, Crystal River’s Chief Executive Officer. “We continue to seek investment opportunities, with a particular focus on commercial real estate debt, that will allow the Company to achieve its targeted portfolio allocation and maximize value for shareholders.”
Net income for the quarter ended September 30, 2006 totaled $11.3 million, or $0.50 per share, compared to net income of $12.3 million, or $0.70 per share, for the same period in 2005 and net income of $6.0 million, or $0.34 per share, for the quarter ended June 30, 2006. Net income in the third quarter of 2005 had been positively affected by unrealized gains on certain interest rate swaps, which was not repeated in the third quarter of 2006.
Operating earnings (defined below) for the quarter ended September 30, 2006 increased to $12.9 million, or $0.57 per share. This represents an increase of $4.5 million, or 54%, over the third quarter 2005 and an increase of $1.8 million, or 16%, over the second quarter 2006. Crystal River’s operating earnings for the third quarter of 2006 represent an annualized return on average common stockholders’ equity (operating income) of 10.23%, compared to 8.44% for the third quarter of 2005 and 11.77% for the second quarter of 2006. The decrease versus the second quarter of 2006 was attributable to the temporary dilutive effects of the initial public offering.
Net interest and dividend income for the quarter ended September 30, 2006 was $16.2 million, or $0.72 per share, a 48% increase over the third quarter of 2005. Net interest and dividend income for the quarter ended June 30, 2006 totaled $13.9 million, or $0.79 per share. The increase in net interest and dividend income from 2005 to 2006 is primarily a result of the increase in Crystal River’s investment portfolio since September 30, 2005.
Net book value per share at September 30, 2006 was $21.97. This compares to $22.60 at September 30, 2005, and $21.32 at June 30, 2006.
On September 25, 2006, the Company’s Board of Directors declared a cash distribution for the quarter ended September 30, 2006, of $0.60 per common share. The common stock cash distribution was payable on October 27, 2006 to stockholders of record as of the close of business on October 4, 2006.
Initial Public Offering
Crystal River completed its initial public offering on August 2, 2006. A total of 7,500,000 shares of common stock were sold at a price of $23.00 per share. Net proceeds to Crystal River, after underwriting discounts but before expenses, totaled approximately $162.4 million. The IPO resulted in enhanced liquidity and the opportunity to expand the asset base, allowing the Company to grow earnings in the long term.
Investment Activity
The Company’s investment focus during the third quarter was to deploy the proceeds from its initial public offering that closed in August.
During the quarter, the Company increased its CMBS exposure to over $400 million. This was accomplished primarily through the investment in two B-pieces, where Crystal River invested in securities rated BBB- and lower. Crystal River increased its exposure to the commercial MBS sector by adding an additional $25 million through participation in credit default swaps, which brings the portfolio’s total commercial MBS credit default swap investments to $90 million.
Based on management’s current view of the residential credit MBS sector, the Company decreased its exposure to this sector by $15 million, which was primarily accomplished through a reduction of its credit default swap exposure to residential MBS.
The Company invested approximately £10 million in the financing of BAA, a major airport company that owns and operates several airports in Great Britain. To mitigate potential currency moves, the Company entered into a currency hedge on this investment.
The Agency adjustable-rate mortgage (ARM) portion of the balance sheet grew by over $650 million. This amount included purchases of over $850 million, offset by prepayments and the sale of previously impaired securities. As in the past, the Company hedged a portion of these new investments with a combination of interest rate swaps and interest rate caps. Specifically, Crystal River entered into $250 million of new interest rate swaps during the quarter, bringing the portfolio’s total interest rate swap position total to approximately $1.75 billion.
Impairments
Net income for the quarter ended September 30, 2006 included an impairment charge of $0.9 million. The majority of the impairment charge was attributable to changes in underwriting assumptions regarding the timing of cash flows on some of the portfolio’s non-Agency residential MBS investments.

Additional Information
The Company intends to file its Form 10-Q for the quarter ended September 30, 2006, with the Securities and Exchange Commission on Tuesday, November 14, 2006. Please read the Form 10-Q carefully as it contains Crystal River’s condensed consolidated financial statements and footnotes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations. The Form 10-Q also will be made available under the Investor Relations section of Crystal River’s website at http://ir.crystalriverreit.com.
About Crystal River
Crystal River Capital, Inc. is a publicly-traded real estate investment trust (NYSE: CRZ) that invests in real estate related securities, real estate loans and instruments, and various other asset classes. Crystal River is externally managed and advised by Hyperion Brookfield Crystal River Capital Advisors, LLC, a wholly-owned subsidiary of Hyperion Brookfield Asset Management, Inc., and has retained Brookfield Crystal River Capital L.P. and Ranieri & Co., Inc. as sub-advisors. Crystal River’s investment philosophy is predicated on the concept of relative value. The Company intends to invest in opportunities along the real estate investment spectrum that are consistent with its goals of sustainable income and strong asset performance. Crystal River’s manager and its affiliates have extensive experience managing Crystal River’s targeted asset classes for institutional and retail investors. Crystal River commenced operations in March 2005; and as of September 30, 2006 had in excess of $3.7 billion in assets.
Forward-Looking Information
This news release, and our public documents to which we refer, contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms or the negative of those terms. Although we believe that the expectations contained in any forward-looking statement are based on reasonable assumptions, we can give no assurance that our expectations will be attained. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, changes in interest rates, changes in yield curve, changes in prepayment rates, the effectiveness of our hedging strategies, the availability of mortgage-backed securities and other targeted investments for purchase and origination, the availability and cost of capital for financing future investments and, if available, the terms of any such financing, changes in the market value of our assets, changes in business conditions and the general economy, competition within the specialty finance sector, changes in government regulations affecting our business, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes and other risks disclosed from time to time in our filings with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to publicly release any update or supplement to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
COMPANY CONTACT
Marion Hayes
Assistant Vice President
Hyperion Brookfield Asset Management, Inc.
(212) 549-8413
mhayes@hyperionbrookfield.com
[CRZ-F]

Crystal River Capital, Inc.
Condensed Consolidated Statement of Income (UNAUDITED)
(In thousands, except share and per share data)

	Three	Three	Nine
	Months	Months	Months
	Ended	Ended	Ended
	September 30,	September 30,	September 30,
	2006	2005	2006
REVENUES
Net interest and dividend income:
Interest income — available for sale securities	$50,510	$27,235	$129,428
Interest income — real estate loans	2,582	1,331	7,671
Other interest and dividend income	2,535	313	5,007

Total interest and dividend income	55,627	28,879	142,106
Less interest expense	(39,452)	(17,978)	(99,728)

Net interest and dividend income	16,175	10,901	42,378

Expenses
Management fees, related party	2,164	1,752	5,476
Professional fees	835	604	2,349
Insurance expense	115	81	306
Directors’ fees	82	43	318
Miscellaneous	88	26	338

Total expenses	3,284	2,506	8,787

Income before other revenues (expenses)	12,891	8,395	33,591

Other revenues (expenses)
Realized net gain/(loss) on sale of securities available for sale	898	4	(769)
Realized and unrealized gain/(loss) on derivatives	(1,303)	3,907	6,147
Loss on impairment of available for sale securities	(865)	¯	(7,790)
Foreign currency exchange (loss)/gain	(315)	¯	1,560
Other	(51)	(17)	(32)

Total other revenues (expenses):	(1,636)	3,894	(884)

Net income	$11,255	$12,289	$32,707

Net income per share — Basic	$0.50	$0.70	$1.71

Net income per share — Diluted	$0.50	$0.70	$1.71

Weighted-average number of shares outstanding:
Basic	22,422,507	17,487,500	19,166,846

Diluted	22,422,507	17,487,500	19,166,846

Dividends declared per common share	$0.60	$0.58	$2.05

We refer to income before other revenues (expenses) as operating earnings.
The Company at this time is not supplying comparable 2005 nine-month data because the Company commenced operations on March 15, 2005.

Crystal River Capital, Inc.
Condensed Consolidated Balance Sheet
(In thousands, except share and per share data)

	September 30,	December 30,
	2006	2005
	(Unaudited)	(Audited)
ASSETS
Available for sale securities, at fair value	$3,448,297	$2,439,228
Real estate loans	135,665	146,497
Other investments	19,285	—
Cash and cash equivalents	46,555	21,463
Restricted cash	78,026	18,499
Receivables:
Principal paydown	10,520	11,773
Interest	16,121	12,091
Interest purchased	997	612
Prepaid expenses and other assets	457	961
Deferred financing costs, net	5,443	6,662
Derivative assets	14,352	11,983

Total Assets	$3,775,718	$2,669,769

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and cash collateral payable	$9,481	$4,173
Due to Manager	1,879	486
Dividends payable	15,012	—
Repurchase agreements	2,905,496	1,977,858
Repurchase agreement, related party	57,234	16,429
Collateralized debt obligations	210,177	227,500
Note payable, related party	—	35,000
Delayed funding of real estate loan	—	4,339
Interest payable	21,597	12,895
Derivative liabilities	5,278	9,660

Total Liabilities	3,226,154	2,288,340

Commitments and contingencies
Preferred Stock, par value $0.001 per share; 100,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001 per share; 500,000,000 shares authorized, 25,019,500 and 17,487,500 shares, respectively, issued and outstanding	25	17
Additional paid-in capital	566,189	406,311
Accumulated other comprehensive income (loss)	4,240	(11,742)
Declared distributions in excess of earnings	(20,890)	(13,157)

Total Stockholders’ Equity	549,564	381,429

Total Liabilities and Stockholders’ Equity	$3,775,718	$2,669,769